Exhibit  99  -  Press  release  issued  February  6,  2003
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SEMCO ENERGY
28470 13 Mile Road Suite 300
Farmington Hills, MI 48334




FOR  IMMEDIATE  RELEASE

ANALYSTS  CONTACT:  THOMAS  CONNELLY
Director  of  Investor  Relations
Phone:  248-702-6000  Ext.  6240

MEDIA  CONTACT:  FRANCIS  R.  LIEDER
Phone:  810-987-2200  Ext.  4186
FAX:  810-989-4098
E-mail:  francis.lieder@semcoenergy.com


    SEMCO ENERGY DISCUSSES EARNINGS GUIDANCE, CORPORATE STRENGTHS AND BUSINESS
                                    STRATEGY


FARMINGTON HILLS, MI, February 6, 2003 - Marcus Jackson, Chairman, President and Chief Executive Officer of SEMCO ENERGY, Inc. (NYSE: SEN) today commented on the recent weakness in the Company's stock price, reaffirmed the Company's previous earnings guidance for 2002 and 2003, commented on the dividend on its common stock and business strategy and discussed current plans to improve the financial position of the Company.

Jackson said, "I do not believe the recent decline in the stock price reflects the fact that we are taking specific, appropriate actions to address the issues that face SEMCO in the coming year. We are currently undertaking measures to address potential liquidity issues during 2003. We are also pursuing other actions that will pay down debt in order to improve the financial position of the Company. These actions are being taken to enhance the long-term value to our shareholders."

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While  earnings  for  the  year 2002 are being finalized, Jackson reaffirmed the previously provided earnings guidance for 2002 of $.45 to $.50 per share. The Company plans to release final 2002 earnings on Monday, February 10, 2003, as originally scheduled. In addition, given the strength of the Company's Gas Distribution business and the measures that are underway to improve the financial performance of the Construction Services business, earnings per share for 2003 are expected to be between $.55 and $.65.

Gas sales were up in January 2003 for SEMCO's gas distribution operations, which experienced slightly colder-than-normal temperatures during the month, unlike the past two years. In the Construction Services business, we are focusing on expanding those geographic areas where the Company historically has had higher margins and either exiting or contracting certain areas where lower margins have prevailed.

Mr. Jackson stated, "We believe that cash flow and earnings are sufficient to continue to provide the current level of dividend to our shareholders at this time. We recognize the need to improve the capital structure and have identified significant measures to achieve that and are analyzing the possible sale of certain Company assets that are non-core to it's gas distribution operations."

The Company also announced that, in conjunction with investment bankers, it has identified financing plans related to the possible remarketing of the $105 million 8.95% Re-marketable or Redeemable Securities (ROARS) in July 2003. At this time, the Company believes that sufficient liquidity exists for it to remarket or otherwise refinance these securities.

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Jackson  concluded, "We are encouraged by the start in calendar year 2003 due to the weather in January and the work underway in Construction Services. We are optimistic with the southern region of Construction Services given the projects initiated in December and January. We have reorganized the Michigan region and recruited management to further complement the reorganization changes. I am optimistic about our opportunities in 2003 to improve shareholder value."

     SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to more than 383,000 customers in Michigan and Alaska. It also owns and operates businesses involved in natural gas pipeline construction services, propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statement include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

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